Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “599 FUND LLC”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JANUARY, A.D. 2025, AT 2:03 O`CLOCK P.M.

10066278 8100 SR# 20250123581	Authentication: 202694581 Date: 01-14-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION OF

599FUNDLLC

This Certificate of Formation of 599 Fund LLC (the "Company'') has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time.

l.       Name. The name of the limited liability company formed hereby is 599 Fund LLC.

2. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of January 14, 2025.

By: /s/ Jim Vos________

Name: Jim Vos__________

Title: Authorized Signatory

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:03 PM 01/14/2025

FILED 02:03 PM 01/14/2025

SR 20250123581 - File Number 10066278